Williams Mullen

Direct Dial: 804.783.6452
joakey@williamsmullen.com

Exhibit 5.1 and 23.1

May 10, 2005

Board of Directors
Cardinal Financial Corporation
8270 Greensboro Drive, Suite 500
McLean, Virginia 22102

Ladies and Gentlemen:

        This letter is in reference to the Registration Statement on Form S-1, File No. 333-123511, as amended (the "Registration Statement"), filed by Cardinal Financial Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") for the registration under the Securities Act of 1933, as amended, of 5,175,000 shares of the Company's common stock, par value $1.00 per share ("Common Stock"), which shares are proposed to be offered to the public pursuant to an Underwriting Agreement filed as an exhibit to the Registration Statement (the "Offering").

        We have examined such corporate proceedings, records and documents as we considered necessary for the purposes of this opinion.

        The opinion expressed herein is limited in all respects to the application of the law of the Commonwealth of Virginia.

        Based on the foregoing, and subject to the limitations and qualifications set forth herein, it is our opinion that the aforementioned shares of Common Stock, when issued against payment therefor pursuant to the Offering, will be validly issued, fully paid and non-assessable under the laws of the Commonwealth of Virginia.

        Our opinion is expressed as of the date hereof, and we do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance subsequently arising or any change in law subsequently occurring after such date. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

Very truly yours,
WILLIAMS MULLEN
By:	/s/ JOHN M. OAKEY, III John M. Oakey, III, a Shareholder

A Professional Corporation

Virginia    •    Washington, D.C.    •    London
Two James Center    1021 East Cary Street (23219)    P.O. Box 1320    Richmond, VA 23218-1320

Tel: 804.643.1991    Fax: 804.783.6507    www.williamsmullen.com